EX. 99.1


Company contacts:
Bob Blair
Investor Relations
949.672.7834
robert.blair@wdc.com

Steve Shattuck
Public Relations
949.672.7817
steve.shattuck@wdc.com


FOR IMMEDIATE RELEASE:

      ARIF SHAKEEL TO BECOME WESTERN DIGITAL CEO EFFECTIVE OCTOBER 1;
       MATT MASSENGILL TO REMAIN AS EXECUTIVE CHAIRMAN OF THE BOARD

LAKE FOREST, Calif., August 25, 2005--Western Digital Corp. (NYSE: WDC) today announced that Arif Shakeel will become chief executive officer of the company on October 1, 2005. Mr. Shakeel, 50, currently president and chief operating officer, will retain the title of president when he becomes CEO. Chairman Matt Massengill will relinquish the CEO title but remain actively engaged as executive chairman of the board and in relationships with shareholders and other strategic constituents.

      The Board implemented its succession plan and selected Mr. Shakeel as the next CEO after Mr. Massengill had indicated his desire to have the Board consider his moving into the executive chairman role, having served as CEO since 2000.

     After both beginning their WD careers in the mid 1980s, Mr. Massengill and Mr. Shakeel have spent the last six years building the company into one of the world's leading manufacturers of hard drives for the computing and consumer electronics markets. Under their stewardship, WD has relentlessly focused on quality and reliability in its products, efficiency in its manufacturing operations and asset management, and excellence in its customer and supply chain relationships.

Arif Shakeel to Become Western Digital CEO Effective October 1;
Matt Massengill to Remain as Executive Chairman of the Board
Page 2


      Under the leadership of Mr. Massengill and Mr. Shakeel, WD has almost doubled its revenue from $2.0 billion in fiscal 2000 to $3.6 billion in fiscal 2005, substantially increased its profitability, dramatically improved the company's balance sheet, and posted the hard drive industry's leading returns on invested capital.

     Mr. Shakeel was elected to the board of directors in September 2004, and as named president in January 2002, and chief operating officer in April 2001. He joined the company in 1985 as a product marketing manager, then held positions as vice president of marketing, vice president of business development, vice president of Far East sales, and vice president of materials, Asia.

      Mr. Shakeel holds a Bachelor of Science degree in mechanical engineering from Memphis State University and an MBA from Pepperdine University.

About WD

      WD, one of the storage industry's pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital information. The company produces reliable, high-performance hard drives that keep users' data close-at-hand and secure from loss.

     WD was founded in 1970. The company's storage products are marketed to leading systems manufacturers and selected resellers under the Western Digital and WD brand names. Visit the Investor section of the company's Web site (www.westerndigital.com) to access a variety of financial and investor information.
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Western Digital is a registered trademark and WD and the Western Digital logo are trademarks of Western Digital Technologies, Inc. All other trademarks herein are property of their respective owner.